CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PRESIDENTIAL REALTY CORPORATION

Presidential Realty Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Presidential Realty Corporation, at a meeting held on July 23, 1987, duly adopted a resolution setting forth the proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment advisable and directing that the same be submitted to the stockholders of said corporation for approval at the next Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the corporation amend its Certificate of Incorporation by amending Article FOURTH thereof to change the number of authorized Class B Common Stock from Five Million Shares, Par Value Ten Cents each, to Ten Million Shares, Par Value Ten Cents each, so that said Article FOURTH shall read in full as follows:

"FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Ten Million, Seven Hundred Thousand (10,700,000), of which Seven Hundred Thousand (700,000) shares of the par value of Ten Cents ($.10) each shall be Class A Common Stock, and Ten Million (10,000,000) shares of the par value of Ten Cents ($.10) each shall be Class B Common Stock."

FURTHER RESOLVED, that the Board of Directors hereby declares the proposed Amendment to the Certificate of Incorporation advisable and hereby directs that the proposed Amendment be submitted to stockholders of the Company for approval at the next Annual Meeting of Stockholders.

SECOND: That thereafter pursuant to the aforesaid resolution of its Board of Directors, said resolution was submitted to the stockholders of said corporation for their approval at the Annual Meeting of Stockholders of said corporation on June 2, 1988, and a majority of each class of the outstanding stock has been voted in favor of the Amendment at said Annual Meeting.

THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code.

FOURTH: That the capital of said corporation will not be reduced under or by reason of said Amendment.

IN WITNESS WHEREOF, said Presidential Realty Corporation has caused this certificate to be signed by Marvin Schildkraut, its President, and attested by Dorothy Feeney, its Secretary, as of the 12th day of July, 1988, whereby they affirm, under penalties of perjury, that this instrument is the act and deed of Presidential Realty Corporation and that the facts stated herein are true.

PRESIDENTIAL REALTY CORPORATION
ATTEST:
	By:	/s/ Marvin Schildkraut
Name: Marvin Schildkraut
/s/ Dorothy Feeney		Title : President
Name: Dorothy Feeney
Title: Secretary

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